Exhibit 10.2

Notice of Restricted Stock Grant and Restricted Stock Award Agreement		Perceptron, Inc. ID: 38-2381442 47827 Halyard Drive Plymouth, Michigan 48170

W. Richard Marz	Award Number: Plan: Grant Date:	42 2004 February 2, 2016

Effective February 2, 2016, you have been granted 25,000 restricted shares of common stock of Perceptron, Inc. (the “Company”) in accordance with the terms of the Perceptron, Inc. First Amended and Restated 2004 Stock Incentive Plan (the “Plan”) and the Restricted Stock Award Agreement (“Agreement”) attached hereto.

The restricted shares vest as stated in the Restricted Stock Award Agreement attached. However, as provided in the Restricted Award Agreement attached, in the event of your termination of employment prior to the vesting date you will forfeit the restricted shares. Any unvested stock will be 100% vested upon a Change in Control. While the stock is restricted, you will have all voting rights and entitlement to dividends and other distributions paid (although any dividends or distributions paid in Common Stock will be subject to the same restrictions, terms and conditions as the Restricted Stock to which it relates) with respect to stock subject to the Restricted Stock Award.

The Restricted Stock cannot be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of prior to vesting.

The Company will retain the physical shares until vesting occurs.

Please sign and return this copy within 30 days.

By your signature and the Company’s signature below, you and the Company agree that these Restricted Shares are awarded under and governed by the terms and conditions of the Company’s First Amended and Restated 2004 Stock Incentive Plan, as amended, and the Restricted Stock Award Agreement attached and made a part of this document.

/s/ David L. Watza	February 2, 2016
Senior Vice President, Finance and Chief Financial Officer	Date
Perceptron, Inc.

/s/ W. Richard Marz	February 4, 2016
W. Richard Marz	Date

PERCEPTRON, INC.

FIRST AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT FOR W. RICHARD MARZ

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) is made effective as of February 2, 2016 (the “Grant Date”), between Perceptron, Inc., a Michigan Corporation (hereinafter called the “Corporation”), and W. Richard Marz, hereinafter referred to as the “Grantee.” Capitalized terms not otherwise defined herein shall have the same meanings as in the Perceptron, Inc. First Amended and Restated 2004 Stock Incentive Plan, as may be amended from time to time (the terms of which are hereby incorporated by reference and made a part of this Award Agreement) (the “Plan”).

1. Grant of the Restricted Stock. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Award Agreement, the Corporation hereby grants to the Grantee 25,000 shares of Common Stock (hereinafter called the “Restricted Stock”). The Restricted Stock shall vest and become nonforfeitable in accordance with Section 2 hereof.

2. Restriction Period. The Common Stock subject to this Award Agreement is restricted from transfer until the restrictions lapse. Subject to the Grantee’s termination of employment or services with the Corporation or a Subsidiary, as described in this Section 2, the Common Stock subject to this Award Agreement shall vest as follows: 75% on the earlier of (i) the first day of employment of a President and Chief Executive Officer to replace Grantee, or (ii) August 31, 2016 (the “Initial Vesting Date”), and 25% on the one year anniversary of the Initial Vesting Date, (individually, or in the aggregate, a “Restriction Period”). However, if prior to the Initial Vesting Date, the Grantee ceases to serve as President and Chief Executive Officer of the Corporation, the Restricted Stock will be forfeited. Following the Initial Vesting Date, any unvested portion of the Restricted Stock will terminate and be forfeited by Grantee if Grantee ceases to serve as a member of the Board of Directors of the Corporation and is not otherwise employed by the Corporation or one of its subsidiaries as an employee or independent contractor. Upon the lapse of the restrictions, the associated Common Stock shall become freely transferable. Notwithstanding the provisions of this subsection, (i) in the event of a termination by the Corporation of the Grantee’s membership on the Board of Directors or failure to re-nominate the Grantee for election to the Board of Directors, or voluntary resignation by the Grantee from the Board of Directors at the request of the Board of Directors, following a Change in Control of the Corporation, (ii) failure of the Grantee to be reelected to the Board of Directors after being re-nominated for election by the Board of Directors, or (iii) in the event of a Change in Control, the Common Stock subject to this Award Agreement that has not previously been forfeited shall become 100% vested and nonforfeitable and all restrictions shall lapse. Until the lapse of the restrictions in this Section 2, any certificate evidencing the Common Stock subject to this Award Agreement shall be held in escrow by the Corporation and carry a restrictive legend that prohibits any transfer including the assignment, hypothecation or pledge of the Common Stock subject to this Award Agreement, prior to the lapse of any remaining Restriction Period.

3. Termination. The Grantee’s right to the Common Stock subject to this Award Agreement and still subject to a Restriction Period automatically shall terminate and be forfeited by the Grantee as described in Section 2. The Committee retains the right to accelerate or waive restrictions on Common Stock covered by this Award Agreement.

4. Legend on Certificates. The Restricted Stock certificate shall contain a legend stating that it is subject to transfer restrictions and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Stock is listed, or any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

5. Securities Laws. The Corporation may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement. Anything to the contrary herein notwithstanding, the granting of the Restricted Stock hereunder shall be subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and applicable stock exchange requirements, as the Corporation deems necessary or advisable.

6. Transferability. The Restricted Stock may not, at any time prior to becoming vested pursuant to Section 2 or thereafter, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Award Agreement.

7. Disputes. As a condition of the granting of the Restricted Stock granted hereby, the Grantee and the Grantee’s successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Award Agreement shall be determined by the Committee in its sole discretion and judgment and that any such determination and any interpretation by the Committee of the terms of this Award Agreement shall be final and shall be binding and conclusive for all purposes.

8. Adjustments. In the event of any stock dividend, subdivision or combination of shares, reclassification, or similar transaction affecting the shares covered by this Award, determined by the Committee to be covered by this Section 8, a proposed dissolution or liquidation of the Corporation, a merger of the Corporation with or into another corporation where the Corporation is not the surviving corporation, but its stock is exchanged for the stock of the parent Corporation of the other party to the merger, the sale of substantially all of the assets of the Corporation, the reorganization of the Corporation or other similar transaction determined by the Committee to be covered by this Section 8, a proposed spin-off or a transfer by the Corporation of a portion of its assets resulting in the employment of the Grantee by the spin-off entity or the entity acquiring assets of the Corporation, the rights of the Grantee shall be as provided in Section 9.1 of the Plan and any adjustment therein provided shall be made in accordance with Section 9.1 of the Plan.

9. Rights as a Stockholder. Except for potential forfeitability of the Restricted Stock prior to the lapse of restrictions set forth in Section 2 above, the Grantee shall have all the voting rights and entitlement to dividends and other distributions paid (although any dividends or distributions paid in Common Stock will be subject to the same restrictions, terms and conditions as the Restricted Stock to which it relates) with respect to Common Stock subject to this Award Agreement commencing on the date on which the stock certificate is issued (or book entry representing such shares has been made and such shares have been deposited with the appropriate book-entry custodian) evidencing the Restricted Stock under this Award Agreement.

10. Notices. Every notice relating to this Award Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Corporation shall be delivered to the Secretary of the Corporation at the Corporation's headquarters or addressed to the Secretary of the Corporation at the Corporation's headquarters. All notices by the Corporation to the Grantee shall be delivered to the Grantee personally or addressed to the Grantee at the Grantee’s last residence address as then contained in the records of the Corporation or such other address as the Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Corporation to the Grantee at the Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

11. Limitation on Obligations. The Corporation’s obligation with respect to the Restricted Stock granted hereunder is limited solely to the delivery to the Grantee of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Corporation become obligated to pay cash in respect of such obligation. This Award Agreement shall not be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation’s obligations under this Award Agreement. In addition, the Corporation shall not be liable to the Grantee for damages relating to any delays in issuing the stock certificates to the Grantee (or Grantee’s designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

12. Governing Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Award Agreement, shall be governed by the laws of the State of Michigan without regard to its choice of law rules.

13. Award Agreement Subject to Plan. The Award Agreement shall be subject to all terms and provisions of the Plan, to the extent applicable to the Restricted Stock. In the event of any conflict between this Award Agreement and the Plan, the terms of the Plan shall control, it being understood that variations in this Award Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan permits such variations.

14. Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Captions. The captions to the sections and subsections contained in this Award Agreement are for reference only, do not form a substantive part of this Award Agreement and shall not restrict or enlarge substantive provisions of this Award Agreement.

16. Parties in Interest. This Award Agreement shall bind and shall inure to the benefit of the parties hereto, their respective permitted successors and assigns.

17. Complete Agreement. This Award Agreement shall constitute the entire agreement between the parties hereto and shall supersede all proposals, oral or written, and all other communications between the parties relating to the subject matter of this Award Agreement.

18. Modifications. The terms of this Award Agreement cannot be modified except in writing and signed by each of the parties hereto.

19. Severability. In the event that any one or more of the provisions of this Award Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused the Award to be granted pursuant to this Award Agreement on the Grant Date.

PERCEPTRON, INC.

By: /s/ David L. Watza

Name: David L. Watza

Title: Senior Vice President, Finance and Chief

Financial Officer

*************************************************************

ACKNOWLEDGEMENT

By signing below, the Grantee acknowledges and agrees that:

•	A copy of the Plan and the Plan’s Prospectus have been made available to the Grantee;

•	The Grantee has read and understands and accepts the conditions place on the Restricted Stock, including the tax withholding requirements; and

•	If the Grantee does not return a signed copy of this Award Agreement to the address shown below not later than 30 days after the Grant Date, the Restricted Stock will be forfeited and the Award Agreement will terminate and be of no further force or effect.

Perceptron, Inc.

Attention: Vice President, Human Resources

47827 Halyard Drive

Plymouth, MI 48170

GRANTEE

/s/ W. Richard Marz

W. RICHARD MARZ

Date: February 4, 2016

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